INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Indianapolis, IN - March 10, 2020 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with specialized energy and heavy civil expertise, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Highlights

•	Revenue totaled $520.0 million, an increase of 89% year-over-year.

•	Net income totaled $11.0 million, consistent with the prior-year period.

•	Adjusted EBITDA totaled $47.1 million, or 9.1% of revenues, as compared to a loss of $18.8 million, or (6.8)% of revenues, in the prior-year period.

•	Gross margins were 12.9%, as compared to (3.3)% in the prior-year period.

•
Completed an $80.0 million capital raise of Series B Preferred Stock and warrants to purchase common stock, using the proceeds to reduce borrowings under the Company’s term loan facility and significantly improve liquidity.

Full Year Highlights

•	Revenue totaled approximately $1.5 billion, up 87% year over year.

•	Net income of $6.2 million, up 46.8% year over year.

•	Adjusted EBITDA of $100.7 million, or 6.9% of revenues.

•	Backlog of $2.2 billion provides excellent visibility into 2020.

•	Raised a total of $180.0 million in Series B Preferred Stock to address the Company’s liquidity needs and reduce outstanding debt.

•	Strong year-end liquidity, including $147.3 million in cash and cash equivalents.

•	Generated $79.8 million of operating cash flow.

Management Commentary

“2019 was a year of progress for IEA,” said JP Roehm, IEA’s President and Chief Executive Officer. “We achieved revenues of approximately $1.5 billion, a record for our Company. We also saw improvements in both our operating income and cash flow, generating nearly $80 million of cash flow from operations for the year. Our Adjusted EBITDA of $100.7 million, was a significant improvement from last year.”

Mr. Roehm continued, “Throughout the past year, IEA completed a number of financing transactions that increased our financial flexibility and resulted in a step down in the interest and distribution rates on our term loan and Series B Preferred Stock. With these initiatives, we saw an improvement in our credit rating and increased bonding capacity to support our growing business pipeline. We are grateful for the backing and commitment of our financing partners, Ares and Oaktree. As we look toward to 2020 and further, we see significant ongoing opportunities both in our legacy renewable wind business and our newer rail and civil markets. We will leverage each of these opportunities to grow our business profitably and generate increased value for our shareholders.”

Fourth Quarter Results

Revenue for the fourth quarter of 2019 totaled $520.0 million, up $244.1 million, or 89%, from the fourth quarter of 2018. This increase was primarily due to an improvement in weather conditions in the fourth quarter of 2019, which allowed the Company to complete more projects at the end of the year and to start work on several projects that were initially slated to begin in 2020. Revenue increases were also the result of growth in IEA’s acquired businesses by

$52.2 million compared to the prior year. For 2019, revenue from the Renewables and Specialty Civil Segments represented 57.1% and 42.9% of total revenue, respectively.

Cost of revenue totaled $453.0 million, an increase of $167.9 million, compared to the same period in 2018. The increase was primarily due to larger project volume as a result of improved weather conditions in the fourth quarter of 2019 and, to a lesser extent, $40.7 million of costs related to 2018 acquisitions.

Gross profit totaled $67.0 million for the quarter, compared to a negative gross profit of $9.2 million in the fourth quarter of 2018. As a percentage of revenue, gross profit increased to 12.9%, as compared to (3.3)% in the prior-year period. Gross profit margin increased primarily due to higher margins in the Company’s Renewable Segment as compared to 2018 when gross margin was hampered by delays in six wind projects due to bad weather.

Selling, general and administrative expenses were $35.2 million for the fourth quarter, an increase of 20.9% year-over-year. SG&A expenses as a percentage of revenue were 6.8% in the fourth quarter, compared to 10.6% in the fourth quarter of 2018. The dollar increase in SG&A expenses was primarily driven by IEA’s larger operating platform due in part to the 2018 acquisitions, partially offset by a decrease in merger and acquisition costs.

Interest expense totaled $15.4 million in the fourth quarter of 2019, up from $8.1 million for the same period in 2018, primarily as a result of increased interest accrued on the Company's Series B Preferred Stock.

Other loss was $3.5 million in the fourth quarter of 2019, which primarily consisted of a fair value adjustment related to the warrant liability associated with the Company's Series B Preferred Stock. This was compared to $46.0 million of other income in the fourth quarter of 2018, which included a $46.3 million adjustment to the fair value of contingent consideration. For a further discussion of the prior year adjustment, please see the tables following the results of operations.

The effective tax rates for the period ended December 31, 2019 and 2018 were 13.5% and (2,341.8)%, respectively. The higher effective tax rate in the fourth quarter of 2019 was primarily attributable to the contingent consideration fair value adjustment in 2018 and 2019, offset by interest accrued for the Series B Preferred Stock in 2019, which is not deductible for federal and state income taxes.

Net income for the fourth quarter of 2019 was $11.0 million, consistent with the prior-year period.

Adjusted EBITDA was $47.1 million for the quarter, as compared to an Adjusted EBITDA loss of $18.8 million in the fourth quarter of 2018. As a percentage of revenue, Adjusted EBITDA increased to 9.1%, as compared to (6.8)% in the prior-year period. This increase was primarily the result of the higher gross margins and weather improvements as explained above. For a reconciliation of net income to Adjusted EBITDA, please see the tables following the results of operations.

Cash provided by operations during the year totaled $79.8 million, compared to $47.0 million at the end of 2018. The significant increase in cash from operations was primarily driven by the higher net income and the impact of the timing of receipts from customers and payments to vendors.

Balance Sheet

As of December 31, 2019, the Company had $147.3 million of cash and cash equivalents and total debt of $367.1 million, which consisted of $182.7 million outstanding under its credit facility, $180.0 million of Series B Preferred Stock and $4.4 million of commercial equipment loans. At the end of the fourth quarter, the Company had $29.0 million of availability under its credit facility.

Backlog

Backlog as of December 31, 2019 totaled $2.2 billion, which was approximately the same at the end of the previous year. IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

Outlook

IEA is now a significantly larger and more diversified engineering and construction business. The Company remains confident in its long-term growth outlook, driven primarily by a strong existing backlog, growing pipeline of opportunities and continued tailwinds across all of its end markets.

The Company is reiterating full year 2020 guidance issued in Form 8-K filed on February 20, 2020. IEA continues to anticipate revenue in the range of $1.50 billion to $1.65 billion and Adjusted EBITDA to be in the range of $105.0 million to $125.0 million. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Subsequent Events

The settlement of the Company’s previously announced Rights Offering was completed on March 4, 2020. Pursuant to the Rights Offering, the Company received subscriptions for an aggregate of 350 units, each unit consisting of one share of Series B-3 Preferred Stock and 34.375 warrants (subject to rounding at settlement) to purchase common stock at an exercise price of $0.0001, which results in proceeds to the Company of approximately $350,000, prior to deducting expenses and excluding any proceeds to be received upon exercise of any warrants.

The Company also announced today that Matthew Underwood, Principal at the Private Equity Group of Ares Management Corporation (“Ares”), has been appointed to IEA’s Board of Directors, effective immediately. As a Principal at Ares, Mr. Underwood focuses on special opportunities investing. Prior to joining Ares in 2018, Mr. Underwood was a Senior Analyst in the Corporate Credit Group at HBK Capital as well as an Analyst in the Financial Restructuring Group at Houlihan Lokey. Mr. Underwood holds a B.S. from the University of Southern California in Business Administration and Accounting, where he graduated summa cum laude.

Conference Call

IEA will hold a conference call to discuss its fourth quarter 2019 results tomorrow, March 11, 2020 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Fourth Quarter 2019 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net/ at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website or by dialing 844-512-2921 and providing the PIN code: 13698964 for 30 days after the live call.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country. IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the use of offering proceeds, future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	availability of commercially reasonable and accessible sources of liquidity and bonding;

•	our ability to generate cash flow and liquidity to fund operations;

•
the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate, including impacts of the coronavirus strain, or COVID-19;

•	our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addoir.com
765-828-2568	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statement of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$519,999	$275,856	$1,459,763	$779,343
Cost of revenue	453,018	285,052	1,302,746	747,817
Gross profit	66,981	(9,196)	157,017	31,526

Selling, general and administrative expenses	35,241	29,140	120,186	72,262
Income (loss) from operations	31,740	(38,336)	36,831	(40,736)

Other income (expense), net:
Interest expense, net	(15,438)	(8,120)	(51,260)	(12,080)
Contingent consideration fair value adjustment	—	46,291	23,082	46,291
Other income (expense)	(3,518)	(325)	(4,043)	(2,173)
Income (loss) before benefit for income taxes	12,784	(490)	4,610	(8,698)

Benefit (provision) for income taxes	(1,731)	11,475	1,621	12,942

Net income (loss)	$11,053	$10,985	$6,231	$4,244

Net income (loss) per common share - basic	0.51	(1.63)	(0.97)	(2.01)
Net income (loss) per common share - diluted	0.31	(1.63)	(0.97)	(2.01)
Weighted average shares - basic	20,446,811	21,928,029	20,431,096	21,665,965
Weighted average shares - diluted	35,711,512	21,928,029	20,431,096	21,665,965
(1) See reconciliation of basic and diluted earnings per share below.

The calculations of basic and diluted EPS, are as follows:

	Three Months Ended		For the Years Ended
	December 31,		December 31,
($ in thousands, except per share data)	2019	2018	2019	2018
Numerator:
Net income	$11,053	$10,985	$6,231	$4,244
Less: Convertible Series A Preferred Stock dividends	(673)	(525)	(2,875)	(1,597)
Less: Contingent consideration fair value adjustment	—	(46,291)	(23,082)	(46,291)
Net income (loss) available to common stockholders	$10,380	$(35,831)	$(19,726)	$(43,644)

Denominator:
Weighted average common shares outstanding - basic	20,446,811	21,928,029	20,431,096	21,665,965

Series B Preferred - Warrants	5,581,539	—	—	—
Convertible Series A Preferred Stock	8,357,909	—	—	—
Restricted stock units	1,325,253	—	—	—
Weighted average shares for diluted computation	35,711,512	—	—	—

Weighted average anti-dilutive shares (excluded):
Series B Preferred - Warrants	—	—	2,389,719	—
Convertible Series A Preferred Stock	—	3,902,045	8,816,119	3,100,085
Restricted stock units	—	237,782	904,608	59,445

Net income (loss) per common share - basic	$0.51	$(1.63)	$(0.97)	$(2.01)
Net income (loss) per common share - diluted	$0.31	$(1.63)	$(0.97)	$(2.01)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$147,259	$71,311
Accounts receivable, net	203,645	161,366
Contract assets	179,303	111,121
Prepaid expenses and other current assets	16,855	12,864
Total current assets	547,062	356,662

Property, plant and equipment, net	140,488	176,178
Operating lease asset	43,431	—
Intangible assets, net	37,272	50,874
Goodwill	37,373	40,257
Company-owned life insurance	4,752	3,854
Deferred income taxes	12,992	11,215
Other assets	1,551	188
Total assets	$824,921	$639,228

Liabilities, Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$177,783	$158,075
Accrued liabilities	158,103	94,059
Contract liabilities	115,634	62,234
Current portion of finance lease obligations	23,183	17,615
Current portion of operating lease obligations	9,628	—
Current portion of long-term debt	1,946	32,580
Total current liabilities	486,277	364,563

Finance lease obligations, less current portion	41,055	45,912
Operating lease obligations, less current portion	34,572	—
Long-term debt, less current portion	162,901	295,727
Debt - Series B Preferred Stock	166,141	—
Series B Preferred Stock - warrant obligations	17,591	—
Deferred compensation	8,004	6,157
Contingent consideration	—	23,082
Total liabilities	916,541	735,441

Commitments and contingencies:

Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; 17,483 and 34,965 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	17,483	34,965

Stockholders' equity (deficit):
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 20,460,533 and 22,155,271 shares issued and 20,446,811 and 22,155,271 outstanding at December 31, 2019 and December 31, 2018, respectively	2	2
Treasury stock, 13,722 shares at cost	(76)	—
Additional paid-in capital	17,167	4,751
Accumulated deficit	(126,196)	(135,931)
Total stockholders' deficit	(109,103)	(131,178)
Total liabilities, preferred stock and stockholders' deficit	$824,921	$639,228

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$6,231	$4,244	$16,525
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	48,220	16,699	5,044
Contingent consideration fair value adjustment	(23,082)	(46,291)	—
Warrant liability fair value adjustment	2,262	—	—
Amortization of debt discounts and issuance costs	5,435	1,321	—
Loss on extinguishment of debt	—	1,836	—
Share-based compensation expense	4,016	1,072	53
Deferred compensation	1,847	(482)	944
Allowance for doubtful accounts	33	(174)	81
Accrued dividends on Series B Preferred Stock	10,389	—	—
Deferred income taxes	(1,563)	(12,017)	11,451
Other, net	1,623	1,034	(244)
Changes in operating assets and liabilities:
Accounts receivable	(42,312)	(36,430)	8,915
Contract assets	(67,222)	(2,901)	(4,470)
Prepaid expenses and other assets	(4,222)	(2,123)	587
Accounts payable and accrued liabilities	84,689	95,398	(27,212)
Contract liabilities	53,468	25,832	(20,783)
Net cash provided by (used in) operating activities	79,812	47,018	(9,109)
Cash flows from investing activities:
Company-owned life insurance	(898)	396	(2,036)
Purchases of property, plant and equipment	(6,764)	(4,230)	(2,248)
Proceeds from sale of property, plant and equipment	8,272	690	776
Acquisition of businesses, net of cash acquired	—	(166,690)	—
Net cash provided by (used in) investing activities	610	(169,834)	(3,508)
Cash flows from financing activities:
Proceeds from long-term debt and line of credit - short-term	50,400	497,272	33,674
Payments on long-term debt	(217,034)	(155,359)	—
Payments on line of credit - short-term	—	(38,447)	—
Extinguishment of debt	—	(53,549)	—
Debt financing fees	(22,246)	(26,641)	—
Payments on capital lease obligations	(22,850)	(7,138)	(3,049)
Sale-leaseback transaction	24,343
Distributions	—	—	(34,738)
Preferred dividends	—	(1,072)	—
Proceeds from issuance of stock - Series B Preferred Stock	180,000	—	—
Proceeds from stock-based awards, net	159	—	—
Merger recapitalization transaction	2,754	(25,816)	—
Net cash (used in) provided by financing activities	(4,474)	189,250	(4,113)
Net change in cash and cash equivalents	75,948	66,434	(16,730)
Cash and cash equivalents, beginning of the period	71,311	4,877	21,607
Cash and cash equivalents, end of the period	$147,259	$71,311	$4,877

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		For the Years Ended
(in thousands)	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$11,053	$10,985	$6,231	$4,244
Interest expense, net	15,438	8,120	51,260	12,080
Provision (benefit) for income taxes	1,731	(11,475)	(1,621)	(12,942)
Depreciation and amortization	11,846	10,108	48,220	16,699
EBITDA	40,068	17,738	104,090	20,081

Diversification SG&A (1)	—	972	—	3,868
Credit support fees (2)	—	—	—	231
Consulting fees & expenses (3)	—	5	—	438
Non-cash stock compensation expense	1,203	572	4,016	1,072
Transaction costs (4)	—	—	—	8,521
Merger and acquisition costs (5)	—	8,190	—	15,792
Acquisition integration costs (6)	1,354	—	10,082	—
Loss on extinguishment of debt (7)	—	—	—	1,835
Settlement of customer project dispute (8)	—	—	—	8,500
Contingent consideration fair value adjustment (9)	—	(46,291)	(23,082)	(46,291)
Series B Preferred warrant liability fair value adjustment (10)	2,262	—	2,262	—
Project settlement legal fees (11)	(1,186)	—	—	—
Other (12)	3,370	—	3,370	—
Adjusted EBITDA	$47,071	$(18,814)	$100,738	$14,047

Adjusted EBITDA margin	9.1%	(6.8)%	6.9%	1.8%

(1)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties. These costs currently did not have corresponding revenue in fiscal year 2018.

(2)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings.

(3)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with M III Acquisition Corp.

(4)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by M III Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(5)
Merger and acquisition costs include legal, consulting, travel, personnel and other costs associated with our original Merger to become a public company in the first quarter of 2018 and related to our two acquisitions completed in the third and fourth quarter of 2018.

(6)	Acquisition integration costs related to CCS and William Charles include legal, consulting, personnel and other costs associated with the acquisitions of CCS and William Charles.

(7)	Expense of previously deferred financing fees in connection with refinancing the Company's credit facility in September 2018.

(8)
Settlement of dispute with a customer regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer.

(9)
Reflects an adjustment to the fair value of its contingent consideration incurred in connection with the Company's merger and initial public offering transactions in March 2018. The contingent consideration fair value adjustment is a mark-to-market adjustment based on the Company not anticipating reaching EBITDA requirements outlined in the original agreement.

(10)
Reflects an adjustment to the fair value of its Series B Preferred Stock warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price.

(11)
Project settlement legal fees reflect fees related to extreme weather-related events that occurred on projects at the end of 2018. These project legal costs were significantly higher due to the complexity of the settlement process when compared to non-weather related projects. In the fourth quarter the settlement of some of these claims are recorded in gross profit and the related legal expenses were also included in gross profit.

(12)
Other reflects unanticipated charges related to tax and warranty on solar projects that were previously disclosed as part of our Discontinued Operations in Canada in 2016 and gain/losses on asset sales.

The following table outlines the reconciliation from 2020 projected net income to 2020 projected Adjusted EBITDA for the periods indicated using relevant estimated figures:

		Guidance
	For the year ended December 31, 2019	For the year ended December 31, 2020
(in thousands)	Actual	Low Estimate	High Estimate
Revenue	$1,459,763	$1,500,000	$1,650,000

Net income (loss)	$6,231	$(6,000)	$(4,000)

Interest expense, net	51,260	55,500	66,500
Depreciation and amortization	48,220	50,400	55,000
Provision for income taxes	(1,621)	(400)	(1,000)
EBITDA	104,090	99,500	116,500

Non-cash stock compensation expense	4,016	4,500	5,500
Acquisition integration costs	10,082	—	—
Contingent consideration fair value adjustment	(23,082)	—	—
Series B Preferred warrant liability fair value adjustment	2,262	1,000	3,000
Other	3,370	—	—
Adjusted EBITDA	$100,738	$105,000	$125,000